                                    GUARANTEE


         GUARANTEE, dated as of December 11, 1998, by and among Cellular Communications International, Inc., a Delaware corporation (the "Company"), and Olivetti S.p.A., a limited liability company organized under the laws of Italy ("Olivetti"), and Mannesmann AG, a limited liability company organized under the laws of Germany ("Mannesmann", and together with Olivetti, the ("Guarantors").

         WHEREAS, Kensington Acquisition Sub, Inc., a Delaware corporation (the "Purchaser), is wholly-owned jointly by the Guarantors; and

         WHEREAS, the Company and the Purchaser have entered into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith; and

         WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, the Purchaser will make a cash tender offer (the "Offer") to acquire all shares of the issued and outstanding common stock, $.01 par value, of the Company (the "Company Common Stock"), including the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of December 19, 1990, between the Company and Continental Stock Transfer Trust Company, for $65.75 per share or such higher price as may be paid in the Offer, in each case net to the seller in cash; and

         WHEREAS, as an inducement to the Company to enter into the Merger Agreement, the Guarantors have agreed to enter into this agreement;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Guarantors hereby agree as follows:

         1. The Guarantors hereby unconditionally and irrevocably jointly and severally guarantee, as primary obligors and not merely as sureties, for the benefit of the Company the performance of the following obligations of the Purchaser pursuant to the Merger Agreement: (i) Section 1.1(e), (ii) the last sentence of Section 2.12(b), (iii) Section 6.9 and (iv) any liability relating to the representations set forth in Section 3.4.

         2. The Guarantors covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in this Guarantee. This Guarantee shall not be affected by, and shall remain in full force and effect, notwithstanding any bankruptcy, insolvency, liquidation, or reorganization of the Purchaser or either Guarantor. This

Guarantee shall not be affected by any claim, action, suit, proceeding (including, without limitation, arbitration proceedings) or other alternative dispute resolution proceeding or investigation that is commenced or threatened against the Company, the Purchaser, Mannesmann, Olivetti or OliMan Holding B.V. arising out of, or relating to, the Omnitel Agreement (as defined below) and in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, other than any of the foregoing brought by or on behalf of the Company.

         3. The Guarantors agree to pay, on demand, and to save the Company harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred or expended by the Company in connection with the enforcement of or preservation of any rights under this Guarantee.

         4. Olivetti hereby represents, warrants and covenants to the Company as follows:

                  a. Olivetti is a limited liability company duly organized and validly existing under the laws of Italy. Olivetti has the necessary power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

                  b. Olivetti has all requisite legal power and authority to enter into this Guarantee. Olivetti has all requisite legal power and authority to carry out and perform its obligations under the terms of this Guarantee. This Guarantee constitutes the valid and binding obligation of Olivetti, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles relating to or affecting creditors' rights generally.

                  c. All corporate action on the part of Olivetti necessary to authorize the execution, delivery and performance of this Guarantee has been taken.

         5. Mannesmann hereby represents, warrants and covenants to the Company as follows:

                  a. Mannesmann is a limited liability company duly organized and validly existing under the laws of Germany. Mannesmann has the necessary power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

                  b. Mannesmann has all requisite legal power and authority to enter into this Guarantee. Mannesmann has all requisite legal power and authority to carry out and perform its obligations under the terms of this Guarantee. This Guarantee constitutes the valid and binding obligation of Mannesmann, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles relating to or affecting creditors' rights generally.

                  c. All corporate action on the part of Mannesmann necessary to authorize the execution, delivery and performance of this Guarantee has been taken.

         6. Each Guarantor hereby represents and warrants to the Company that to such Guarantor's knowledge, the execution and delivery of this Guarantee by such Guarantor do not, and the performance of this Guarantee by such Guarantor and the consummation of the transactions contemplated by the Merger Agreement will not result in a breach of or constitute a default under (with or without due notice of lapse of time or both) any contract or instrument to which the Guarantor or OliMan Holding, B.V. is a party (including the Joint Venture Agreement (the "Omnitel Agreement"), dated as of May 3, 1990, among Ing. C. Olivetti & C., S.p.A., Bell Atlantic International, Inc., CCI Partnership, Inc., Shearson Lehman Hutton Eurocell Italy, Inc., and Swedish Telecom International AB, as amended November 24, 1993 and February 23, 1994) as is or could reasonably be expected to be materially adverse to the ability of such Guarantor to perform its obligations under this Guarantee or to the consummation of the transactions contemplated by the Merger Agreement. For purposes of this Guarantee, "to such Guarantor's knowledge" shall be limited to the knowledge of a current director or officer of such Guarantor.

         7. Each Guarantor agrees that any legal suit, action or proceeding brought by the Company with respect to the transactions contemplated by the Merger Agreement may be instituted in any state or federal court in The City of New York, State of New York, waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. Nothing in this paragraph shall affect the right of a Guarantor, the Purchaser or any of their respective affiliates to serve process in any manner permitted by law or limit the right of a Guarantor, the Purchaser or any of their respective affiliates to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

         8. This Guarantee shall be deemed to be a contract under the laws of the State of New York and shall for all purposes be governed by and construed in accordance with the laws of such State.

         9. This Guarantee shall terminate and be of no further force or effect upon the consummation of the purchase by the Purchaser or any of its affiliates of any Shares pursuant to the Offer.

         IN WITNESS WHEREOF, each of the Company and each Guarantor have caused this Guarantee to be executed on its behalf by its officers thereunto duly authorized, all as on the date first above written.

                                    CELLULAR COMMUNICATIONS
                                    INTERNATIONAL, INC.


                                       By: /s/ William Ginsberg
                                          -----------------------------------
                                          Name: William B. Ginsberg
                                          Title: Chairman of the Board
                                                 of Directors, President
                                                 Chief Executive Officer


                                  MANNESMANN AG


                                       By: /s/ K. Kinzius
                                          -----------------------------------
                                          Name: Dr. Kurt Kinzius
                                          Title:


                                    OLIVETTI S.p.A.


                                       By: /s/ Roberto Colaninno
                                          -----------------------------------
                                          Name: Roberto Colaninno
                                          Title: Chief Executive Officer


                                       By: /s/ Antonio Tesone
                                          -----------------------------------
                                          Name: Antonio Tesone
                                          Title: Chairman